Exhibit 99.1

Case Name: Interstate Bakeries Corporation & All Subsidiaries	Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary For The Four Weeks Ended and as of July 26, 2008

REVENUE
Gross Income			$218,883,863
Less Cost of Goods Sold			114,801,472
Ingredients, Packaging & Outside Purchasing	$67,173,632
Direct & Indirect Labor	35,966,455
Overhead & Production Administration	11,661,385
Gross Profit			104,082,391

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	47,924,023
Advertising and Marketing	2,146,558
Insurance (Property, Casualty, & Medical)	11,812,078
Payroll Taxes	4,273,703
Lease and Rent	2,834,861
Telephone and Utilities	1,094,829
Corporate Expense (Including Salaries)	7,070,800
Other Expenses	30,764,466	(i)
Total Operating Expenses			107,921,318
EBITDA			(3,838,927)
Restructuring & Reorganization Charges	(1,820,581)	(ii)
Depreciation and Amortization	4,646,988
Abandonment	167,758
Property & Equipment Impairment	-
Other( Income)/Expense	2,787
Gain/Loss Sale of Prop	-
Interest Expense	4,515,662
Operating Income (Loss)			(11,351,541)
Income Tax Expense (Benefit)	(26,819)
Net Income (Loss)			$(11,324,722)

CURRENT ASSETS
Accounts Receivable at end of period			$133,967,183
Increase (Decrease) in Accounts Receivable for period			77,728
Inventory at end of period			61,138,867
Increase (Decrease) in Inventory for period			(3,374,334)
Cash at end of period			20,983,417
Increase (Decrease) in Cash for period			884,252
Restricted Cash			21,064,873 (iii)
Increase (Decrease) in Restricted Cash for period			13,052

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			4,417,153
Increase (Decrease) Liabilities Subject to Compromise			(1,544)
Taxes payable:
Federal Payroll Taxes	$4,170,082
State/Local Payroll Taxes	1,146,128
State Sales Taxes	857,559
Real Estate and Personal Property Taxes	7,751,391
Other (see attached supplemental schedule)	2,961,481
Total Taxes Payable			16,886,641

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
July 26, 2008

Description	Amount

Use Tax	$564,582
Accr. Franchise Tax	564,088
Other Taxes	1,832,811

Total Other Taxes Payable	$2,961,481

2nd period
(i) Other Expenses included the following items:
Employee benefit costs	12,722,154
Facility costs (excluding lease expense)	904,280
Distribution/transportation costs	13,964,831
Local promotional costs	1,156,920
Miscellaneous	2,016,281
$30,764,466

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	(3,350,487)
Other	87,956
Reorganization expenses
Professional fees	1,529,042
Interest expense	(12,892)
(Gain)/loss on sale of assets	(74,200)
Other	0
$(1,820,581)

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $1.9 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF JULY 26, 2008

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended July 26, 2008 and balances of and period changes in certain of the Company’s accounts as of July 26, 2008, is preliminary, unaudited, and subject to adjustment prior to the filing of the Company’s fiscal 2009 First Quarterly Report on Form 10-Q with the Securities and Exchange Commission (SEC). This MOR should be read together and concurrently with the Company’s third quarter 2008 Form 10-Q that was filed with the Securities and Exchange Commission on April 17, 2008 and the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on August 16, 2007 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR does not include  quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of July 26, 2008 the Company had borrowed $80.2 million under its $239.3 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was also utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of July 26, 2008 there were $136.6 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $22.5 million as of July 26, 2008.  In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder.  (See Note 8 to the Company’s financial statements included in its Form 10-Q for the third fiscal quarter of 2008 ended March 8, 2008 for additional information.)

5.
In connection with completing the fiscal 2008 audited financial statements, we are reviewing the classification of the approximately $450 million owing the pre-petition senior secured lenders (the “Pre-petition Secured Debt Claims”) at May 31, 2008 and all subsequent periods to determine whether these claims should be included in liabilities subject to compromise in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7 due to uncertainties regarding impairment of these claims.  The Pre-petition Secured Debt Claims and related changes to amounts owed have previously been included as liabilities not subject to compromise in prior Monthly Operating Reports as filed.